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                                                                    EXHIBIT 99.1
                               CHIRON CORPORATION 1997
                             EMPLOYEE STOCK PURCHASE PLAN

I.  PURPOSE OF THE PLAN

     This Employee Stock Purchase Plan is intended to promote the interests of Chiron Corporation by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under
Section 423 of the Code. The Plan shall serve as the successor to the Corporation's existing 1988 Employee Stock Purchase Plan (the "Predecessor Plan") and shall supersede the Predecessor Plan as of the Effective Date.

     Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

II.  ADMINISTRATION OF THE PLAN

     The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III.  STOCK SUBJECT TO PLAN

     A. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan is: (i) the number of shares that remain available for issuance under the Predecessor Plan following the last purchase date thereunder (not to exceed 600,000 shares) plus (ii) an additional increase of 8,000,000 shares.

     B. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan,
(ii) the maximum number and class of securities purchasable per Participant and
(iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

IV.  OFFERING PERIODS

     A. Common Stock shall be offered for purchase under the Plan through a series of successive offering periods until (i) all shares of Common Stock available under the Plan have been purchased or (ii), if earlier, the Plan is terminated.

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     B.   The Plan Administrator shall determine the start date and the length
(not to exceed twenty-seven (27) months) of each offering period.

     C. Each offering period shall be comprised of a series of one or more successive Purchase Intervals. The length of the Purchase Intervals shall be determined by the Plan Administrator.

     D. Unless and until the Plan Administrator determines otherwise, each offering period shall be twenty-seven (27) months long and consist of nine (9) quarterly Purchase Intervals.

V.  ELIGIBILITY

     A. Each individual who is an Eligible Employee on the start date of any offering period under the Plan may enter that offering period on such start date or, unless the Plan Administrator determines otherwise for any offering period, on the first day of any Purchase Interval within that offering period, provided he or she remains an Eligible Employee on that date.

     B. Each individual who first becomes an Eligible Employee after the start date of an offering period may enter that offering period on the first day of the next Purchase Interval within that offering period or, unless the Plan Administrator determines otherwise for an offering period, on the first day of any subsequent Purchase Interval within that offering period, provided he or she remains an Eligible Employee on that date.

     C. The date an individual enters an offering period shall be designated his or her Entry Date for purposes of that offering period.

     D. To participate in the Plan for a particular offering period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator and file such forms with the Plan Administrator (or its designate) fifteen (15) days (or such other interval as the Plan Administrator shall specify) before his or her scheduled Entry Date.

VI.  PAYROLL DEDUCTIONS

     A. Unless the Plan Administrator specifies otherwise for any offering period, the minimum and maximum percentage of Cash Earnings which each Participant may contribute to the Plan through payroll deductions during an offering period shall be three percent (3%) and fifteen percent (15%), respectively. The Plan Administrator may specify a different minimum and maximum for any offering period; provided, however, that the minimum percentage shall not be less than one percent (1%) and the maximum percentage shall not exceed fifteen percent (15%). Each Participant may then authorize a level of payroll deduction to be in effect for such offering period in any multiple (within the minimum and maximum) of one percent (1%) of the Cash Earnings paid to him or her during each Purchase Interval within that offering period, up to the maximum percentage established by the Plan Administrator for such offering period. The deduction rate authorized by the Participant shall continue in effect throughout the offering period, except to the extent such rate is changed in accordance with the following guidelines:


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          (i)    The Participant may, at any time during the offering period and subject to such advance notice requirements as the Plan Administrator shall specify, reduce his or her rate of payroll deduction by filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per Purchase Interval.

          (ii) The Participant may, no later than ten (10) days (or such other period as the Plan Administrator shall specify) before the start of a Purchase Interval within the offering period, increase the rate of his or her payroll deduction by filing the appropriate form with the Plan Administrator. The new rate (which may not exceed the maximum percentage) shall become effective on the start date of the first Purchase Interval following the filing of such form.

     B. Payroll deductions shall begin on the first pay day following the Participant's Entry Date into the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately before the last day of that offering period. The amount deducted shall be credited to the Participant's book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

     C. Payroll deductions shall automatically cease upon the termination of the Participant's purchase right.

VII.  PURCHASE RIGHTS

     A. GRANT OF PURCHASE RIGHT. A Participant shall be granted a separate purchase right for each offering period in which he or she participates. The purchase right shall be granted on the first day of the offering period (or the first day that he or she is eligible to participate, in the case of a Participant who was not an Eligible Employee on the first day of the offering period) and shall provide the Participant with the right to purchase shares of Common Stock, in a series of successive installments over the remainder of such offering period, upon the terms set forth herein. The Participant shall, if the Plan Administrator so requires, execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

     Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

     B. EXERCISE OF THE PURCHASE RIGHT. Each purchase right not previously terminated will be automatically exercised in installments on each successive Purchase Date within the offering period. The purchase shall be effected by applying the Participant's payroll deductions for the Purchase Interval ending on such Purchase Date to the purchase of whole shares of Common Stock at the

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purchase price in effect for the Participant for that Purchase Date.

     C. PURCHASE PRICE. The purchase price per share at which Common Stock will be purchased on the Participant's behalf on each Purchase Date shall be determined, by dollar amount or by formula, before the beginning of the offering period. However, the purchase price may not be less than (and, until the Plan Administrator determines otherwise, will be) eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the first day of the offering period (or the first day that the Participant became eligible to participate, in the case of a Participant who was not an Eligible Employee on the first day of the offering period) or (ii) the Fair Market Value per share of Common Stock on each such Purchase Date.

     D. NUMBER OF PURCHASABLE SHARES. The number of shares of Common Stock purchasable by a Participant on each Purchase Date during an offering period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Interval ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant during any one offering period shall be twenty-four thousand (24,000) shares (or such other number as the Plan Administrator shall specify), subject to periodic adjustments in the event of certain changes in the Corporation's capitalization, prorated, based on the number of months in the offering period to the extent an offering period is shorter than twenty-seven (27) months.

     E. EXCESS PAYROLL DEDUCTIONS. Any payroll deductions not applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date shall be promptly refunded.

     F.  TERMINATION OF PURCHASE RIGHT.

          (i) A Participant may, not later than ten (10) days (or such other period as the Plan Administrator shall specify) before the next scheduled Purchase Date in the offering period, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the Purchase Interval in which such termination occurs shall be immediately refunded as soon as practicable or, if the Plan Administrator permits for an offering period and the Participant so elects, held for the purchase of shares on the next Purchase Date.

          (ii) The termination of such purchase right shall be irrevocable and the Participant may not subsequently rejoin the Purchase Interval in which the purchase right was terminated or, unless the Plan Administrator determines otherwise for an offering period, the next Purchase Interval, if any, within that offering period. In order to resume participation in the current or any subsequent offering period, such individual must re-enroll

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     in the Plan (by making a timely filing of any prescribed enrollment forms).

          (iii) Should the Participant cease to remain an Eligible Employee for any reason while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and the Participant's payroll deductions for the Purchase Interval in which the purchase right terminates shall be refunded as soon as practicable. However, unless the Plan Administrator determines otherwise for an offering period, should the Participant die or become permanently disabled while in Eligible Employee status, the Participant or the person or persons to whom the rights of the deceased Participant under the Plan are transferred by will or by the laws of descent and distribution shall have the election, exercisable up until ten (10) days (or such other period as the Plan Administrator shall specify) before the next purchase date following the date that the Participant dies or becomes permanently disabled, to (i) withdraw all the funds in the Participant's payroll account at the time of his/her cessation of Eligible Employee status or (ii) have such funds held for the purchase of shares on such next Purchase Date. If such an election is offered to a Participant, but no election is made by the Participant, then such funds shall automatically be held for the purchase of shares on the next Purchase Date. In no event, however, shall any further payroll deductions be added to the Participant's account following his/her cessation of Employee status. For purposes of the Plan, a Participant shall be deemed to be permanently disabled if he/she is unable, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of at least twelve (12) months, to engage in any substantial gainful employment.

          (iv) Should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then, unless the Participant elects to terminate his or her Purchase Right, the funds collected from the Participant during the Purchase Interval in which active service ceases shall be held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. No further payroll deductions will be collected on the Participant's behalf during such leave. Upon the Participant's return to active service, his or her payroll deductions under the Plan will automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return.

     G. CORPORATE TRANSACTION. Each outstanding purchase right shall automatically be exercised, immediately before the effective date of any Corporate Transaction, by applying the payroll deductions of each Participant for the Purchase Interval in which such Corporate Transaction occurs to the purchase of whole shares of Common Stock at a purchase price per share determined as if such date were a regular Purchase Date. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase.

     The Corporation shall use its best efforts to provide at least ten
(10)-days prior written notice of the occurrence of any Corporate Transaction, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights before the effective date of the Corporate Transaction.

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     H.  PRORATION OF PURCHASE RIGHTS.  The Plan Administrator may limit the total number of shares that may be purchased in an offering period. Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares remaining available for issuance under the Plan or such offering period, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

     I. ASSIGNABILITY. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant other than, to the extent permitted herein, by will or by the laws of descent and distribution, and during the Participant's lifetime the purchase rights shall be exercisable only by the Participant.

     J. STOCKHOLDER RIGHTS. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VIII.  ACCRUAL LIMITATIONS

     A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

     B. For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

          (i) The right to acquire Common Stock under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the offering period on which such right remains outstanding.

          (ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

     C. If by reason of such accrual limitations, any purchase right of a Participant does not

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accrue for a particular Purchase Interval, then the payroll deductions which the
Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.

     D. In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

IX.  EFFECTIVE DATE AND TERM OF THE PLAN

     A. The Plan was adopted by the Board on February 28, 1997 and shall become effective at the Effective Time, provided that no purchase rights granted under the Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until (i) the Plan has been approved by the stockholders of the Corporation and (ii) the Corporation has complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation. In the event such stockholder approval is not obtained, or such compliance is not effected, within twelve (12) months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect, and all sums collected from Participants during the initial offering period hereunder shall be refunded.

     B. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) February 28, 2007, (ii) the date on which all shares available under the Plan have been issued or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

X.  AMENDMENT OF THE PLAN

     The Board may alter, amend, suspend or discontinue the Plan at any time to become effective immediately following the close of any Purchase Interval. However, the Board may not, without the approval of the Corporation's stockholders, increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Corporation's capitalization. The Plan Administrator may amend or modify outstanding purchase rights, provided however, that no such action shall adversely affect purchase rights at the time outstanding under the Plan unless the holder consents thereto. The Corporation may institute additional equity compensation programs for some or all of the employees of the Corporation and/or its affiliates, which programs shall not be considered an amendment to this Plan.

XI.  GENERAL PROVISIONS

     A. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

     B. Nothing in the Plan shall confer upon the Participant any right to continue in the

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employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.

     C. The provisions of the Plan shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

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                                     Schedule A
                           Corporations Participating in
                            Employee Stock Purchase Plan
                              As of the Effective Time
                                 Chiron Corporation
                           Chiron Diagnostics Corporation
                              Chiron Beta Corporation
                           Chiron Investment Corporation

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                                       APPENDIX

     The following definitions shall be in effect under the Plan:

     A.  BOARD means the Corporation's Board of Directors.

     B. CASH EARNINGS means (i) the regular basic cash earnings paid to a Participant by one or more Participating Corporations plus (ii) any amount which the Participant would have received in cash but for an election under a cafeteria plan (within the meaning of Code Section 125) or a qualified salary deferral arrangement (within the meaning of Code Section 401(k)). However, Cash Earnings shall not include (I) overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments other than commissions and bonuses that constitute an integral, recurring part of a Participant's compensation, as determined by the Plan Administrator, or (II) any contributions (other than Code Section 401(k) or Code Section 125 contributions) made on the Participant's behalf by the Corporation or any Corporate Affiliate under any employee pension or welfare benefit plan now or hereafter established.

     C.  CODE shall mean the Internal Revenue Code of 1986, as amended.

     D.  COMMON STOCK shall mean the Corporation's common stock.

     E. CORPORATE AFFILIATE shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

     F. CORPORATE TRANSACTION shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

          (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

          (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation.

     G. CORPORATION shall mean Chiron Corporation, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Chiron Corporation, which shall by appropriate action adopt the Plan.

     H. EFFECTIVE DATE shall mean such date after the 1997 Annual Stockholders Meeting as the Plan Administrator shall select for the first day of the first offering period under the Plan, provided the Plan is approved by the stockholders at that meeting. Any Corporate Affiliate which becomes a Participating Corporation after such Effective Date shall designate a subsequent Effective Date with respect to its employee-Participants.

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     I.  ELIGIBLE EMPLOYEE shall mean any person who is employed by a
Participating Corporation on a basis under which he or she is regularly expected to render twenty (20) hours of service or more per week for more than five (5) months per calendar year for earnings considered wages under Code
Section 3401(a).

     J. ENTRY DATE shall mean the date an Eligible Employee first commences participation in the offering period in effect under the Plan.

     K. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

          (i) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the average of the high and low selling prices per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such prices are officially quoted in the composite tape of transactions on such exchange. If there are no high or low selling prices for the Common Stock on the date in question, then the Fair Market Value shall be the average of the high and low selling prices on the last preceding date for which such quotations exist.

          (ii) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the average of the high and low selling prices per share of Common Stock on the date in question, as such prices are reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there are no high or low selling prices for the Common Stock on the date in question, then the Fair Market Value shall be the average of the high and low selling prices on the last preceding date for which such quotations exist.

     L.  1933 ACT shall mean the Securities Act of 1933, as amended.

     M. PARTICIPANT shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

     N. PARTICIPATING CORPORATION shall mean the Corporation and such Corporate Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan as of the Effective Time are listed in attached Schedule A.

     O. PLAN shall mean the Corporation's Employee Stock Purchase Plan, as set forth in this document.

     P. PLAN ADMINISTRATOR shall mean the Board or, if the Board so determines, a committee of Board members appointed by the Board or the delegate of either.

     Q. PREDECESSOR PLAN shall mean the Corporation's 1988 Employee Stock Purchase Plan.

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     R.  PURCHASE DATE shall mean the last business day of each Purchase
Interval.

     S. PURCHASE INTERVAL shall mean each successive period within the offering period at the end of which there shall be purchased shares of Common Stock on behalf of each Participant.

     T. STOCK EXCHANGE shall mean either the American Stock Exchange or the New York Stock Exchange.


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